Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400
STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND

JEFFERSON, La.—(BUSINESS WIRE)—June 26, 2006—Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share. The dividend is payable on July 27, 2006 to holders of record of Class A and Class B Common Stock as of the close of business on July 13, 2006.
Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.